Sub-Item 77 E

LEGAL PROCEEDINGS

Since October 2003, Federated and related entities (collectively, "Federated"), and various Federated funds ("Funds"), have been named as defend ants in several class action lawsuits now pending in the
United States District Court for the Distr ict of Maryland. The lawsuits were purportedly filed on behalf of
people who purchased, owned and/or redeemed
 shares of Federated-sponsored mutual funds during specified periods beginning November 1, 1998
.. The suits are generally similar in allegin g that Federated engaged in illegal and improper trading prac tices including market timing and late tradi ng in concert with certain institutional traders, which alleged ly caused financial injury to the mutual fund shareholders.
These lawsuits began to be filed shortly aft er Federated's first public announcement th at it had received requests for information on shareholder tra ding activities in the Funds from the SEC, the Office of the
New York State Attorney General ("NYAG"), a nd other authorities. In that regard, on November 28, 2005, Federated announced that it had reac hed final settlements with the SEC and the
 NYAG with respect
to those matters. Specifically, the SEC a nd NYAG settled proceedings against three
Federated
subsidiaries involving undisclosed market timing arrangements and late trading. The
SEC made findings:
that Federated Investment Management Compa ny ("FIMC"), an SEC-registered investment adviser to various Funds, and Federated Securities Co rp., an SEC-registered broker-dealer and d istributor for the
Funds, violated provisions of the Investme nt Advisers Act and Investment Company Act by approving, but not disclosing, three market timing a rrangements, or the associated conflict of interest between FIMC
and the funds involved in the arrangement s, either to other fund shareholders or to the funds' board; and
that Federated Shareholder Services Company
, formerly an SEC-registered transfer agent, failed to prevent a customer and a Federated employe e from late trading in violation of provisi ons of the
Investment Company Act. The NYAG found that
 such conduct violated provisions of New York State law. Federated entered into the settlements without admitting or denying the regulators' findings. As Federated previously reported in 2004, it h as already paid approximately $8.0 million t
o certain funds as
determined by an independent consultant. As part of these settlements, Federated agreed t
o pay
disgorgement and a civil money penalty in the aggregate amount of an additional $72 million and, among other things, agreed that it would not serve a s investment adviser to any registered investment company unless (i) at least 75% of the fund's director s are independent of Federated, (ii) the chairman of each such fund is independent of Federated, (iii) no act ion may be taken by the fund's board or any committee thereof unless approved by a majority of the independent trustees of the fund or committee, respectively, and (iv) the fund appoints a "senior officer" who reports to the independent trustees and is responsible for monitoring compliance by the fund with applic able laws and fiduciary duties and for managing the process by which management fees charged to a fund are approved. The settlements are described in Federated's announcement which, along with pr evious press releases and related communications on those matters, is available in the "About Us"
 section of Federated's website at FederatedInvestors.com. Federated and various Funds have also been nam ed as defendants in several additional lawsuits, the majority of which are now pending in the United
States District Court for the Western District of Pennsylvania, alleging, among other things, excess ive advisory and Rule 12b-1 fees.
The board of the Funds has retained the law firm of Dickstein Shapiro LLP to represent the Funds in these lawsuits. Federated and the Funds, and their res pective counsel, are reviewing the allegations and intend to defend this litigation. Additional lawsuits ba sed upon similar allegations may be filed in the future. The potential impact of these lawsuits, all of which seek unquantified damages, attorneys' fees, and expenses, and future potential similar suits is uncertain.
 Although we do not believe that these lawsuits will have a material adverse effect on the Funds, there can be no assurance that these suits, ongoing adver se publicity and/or other developments resulting from the reg ulatory investigations will not result in increased Fund redemptions, reduced sales of Fund shares, or o ther adverse consequences for the Funds.





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